EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. REPORTS
RECORD 2008 THIRD QUARTER AND NINE MONTHS RESULTS

HOUSTON, TX – November 10, 2008 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced record financial results for the third quarter and nine months ended September 30, 2008.

Third Quarter 2008 Compared to Third Quarter 2007:
▪	Revenues rose 47% to a record $114.1 million from $77.7 million;
▪	Gross profit was $12.6 million in the third quarter of 2008 as compared to $7.9 million in the prior year’s third quarter;
▪	Gross margin was 11% compared to 10.2%;
▪	Operating income increased 102.5% to a record $9.4 million from $4.7 million;
▪	Operating margin increased to 8.3% from 6.0%;
▪	Net income was a record $6.0 million as compared with $3.4 million in the prior third quarter; and,
▪	Diluted earnings per share were a record $0.44, up nearly 52% compared with $0.29 last year.

Nine Months 2008 Compared to Nine Months 2007:
▪	Revenues rose to a record $305.8 million from $217.9 million, an increase of 40%;
▪	Gross profit was $32.4 million in the first nine months of 2008 compared to $21.6 in the comparable 2007 period;
▪	Gross margin increased to 10.6% from 9.9%;
▪	Operating income rose 68% to $22.3 million compared with $13.3 million;
▪	Operating margin increased to 7.3% from 6.1%;
▪	Net income was a record $14.2 million in the first nine months of 2008, up 46% compared to $9.8 million in the comparable 2007 period; and,
▪	Diluted earnings per share rose 25% to $1.04 compared with $0.83.

Commenting on the third quarter, Joe Harper, Sterling’s President and Chief Operating Officer, said, “The favorable results of the first half have continued into the second half.  The investment we made in the acquisition of our Nevada operations in the fourth quarter of 2007 is paying off with most of the improvement in revenues from that acquisition.  The remainder of the increase was due to our Texas operations, however, we estimate third quarter revenues would have been $10 million to $12 million higher had our Houston operations not been interrupted by Hurricane Ike and its aftermath.”

He continued, “The increase in gross profit was the result of the profit earned on the increased revenues, including an incentive recognition on one of our Texas contracts, reduced by unabsorbed overhead due to the interruption caused by the hurricane.”

Sterling Construction Company, Inc. News Release
November 10, 2008

Sterling’s Chairman and Chief Executive Officer, Pat Manning, noted, “At September 30, 2008, backlog was $511 million, just slightly off from $514 million at the start of the third quarter.   During the third quarter, we were awarded $111 million of new projects, bringing the year-to-date new bookings total to $366 million.  One of the major projects that will begin shortly is a $58 million job to construct a 2.3 mile portion of the President George Bush Turnpike for the North Texas Toll Road Authority.  We were also encouraged by the recent news that the Texas Transportation Commission approved more than $1.8 billion in additional spending on construction projects across the state from bonds funded under Proposition 14.  Included in the list of projects accelerated by the Commission are the last of the transportation projects that had been delayed by the Texas Department of Transportation’s (TxDOT) limited cash flow for FY 2008.”

Mr. Manning, further stated, “TxDOT’s announcement is good news for Texas and our Company.  Our markets are, however, softer and more competitive in the current economic climate.  We believe, however, that the Company has the resources and experience to continue to compete successfully for projects as they become available.”

James Allen, Jr., Sterling’s CFO noted, “During the third quarter, we invested $6 million in plant and equipment, bringing the year–to-date total to $17 million.  At the same time, we have maintained a strong financial position, ending the third quarter of the year with working capital of approximately $93.6 million, including $79.5 million of cash, cash equivalents and short-term securities, total assets of $296.7 million and stockholders’ equity of $154 million.”

2008 Guidance
Mr. Manning, stated that, “Management expects that, other than for revenues, the Company’s results will be at the high end of current guidance for 2008 as set forth below: (in thousands, except per share data):

Guidance for 2008
Revenues	$439,000 - $450,000
Income before income taxes	$23,300 - $28,700
Net income	$15,200 - $18,700
Net income per diluted share	$1.11 - $1.36

Mr. Manning added, “As discussed by Joe, revenues will be lower than guidance as a result of Hurricane Ike and its after-effects.”

Current guidance includes estimated contract incentive awards which management currently believes are likely to be achieved in 2008 and is based on a revised 13,715,000 weighted average diluted number of shares of common stock outstanding for 2008.

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure in large and growing population markets in Texas and Nevada.  Its transportation infrastructure projects include highways, roads, bridges and light rail and its water infrastructure projects include water, wastewater and storm drainage systems.

Sterling Construction Company, Inc. News Release
November 10, 2008

This press release includes certain statements that fall within the definition of "forward-looking statements" under the Private Securities Litigation Reform Act of 1995.  Any such statements are subject to risks and uncertainties, including overall economic and market conditions, competitors' and customers' actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company's filings with the Securities and Exchange Commission.  Accordingly, such statements should be considered in light of these risks.  Any prediction by the Company is only a statement of management's belief at the time the prediction is made.  There can be no assurance that any prediction once made will continue thereafter to reflect management's belief, and the Company does not undertake to update publicly its predictions, whether as a result of new information, future events or otherwise.

Conference Call and Filings
Sterling’s management will hold a conference call to discuss third quarter results and recent corporate developments, at 11:00 am ET/10:00 am CT today, November 10th.  Interested parties may participate in the call by dialing 706-679-0858 ten minutes before the conference is scheduled to begin, and asking for the Sterling Construction call.

To listen to a simultaneous webcast of the call, please go to the Company’s website at www.sterlingconstructionco.com at least 15 minutes early to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be archived on the Company’s website for 30 days.  We suggest listeners use Microsoft Explorer as their web browser.

The Company will file its 2008 Third Quarter Report on Form 10-Q with the U.S. Securities and Exchange Commission today, Monday, November 10, 2008.

Contact:
Sterling Construction Company, Inc.                                                                                                            Investor Relations Counsel
James H. Allen, Jr., CFO                                                                                  The Equity Group Inc.
Joseph P. Harper, Pres.  & COO Linda Latman 212-836-9609
281-821-9091                                                                        Lena Cati  212-836-9611

(See Accompanying Tables)

Sterling Construction Company, Inc. News Release
November 10, 2008
STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007

Revenues	$114,148	$77,714	$305,802	$217,877
Cost of revenues	101,576	69,799	273,389	196,284
Gross profit	12,572	7,915	32,413	21,593
General and administrative expenses	(3,201)	(3,257)	(10,090)	(8,750)
Other income (expense)	61	--	(41)	433
Operating income	9,432	4,658	22,282	13,276
Interest income	303	480	813	1,421
Interest expense	(144)	(13)	(426)	(55)
Income before income taxes andminority interest	9,591	5,125	22,669	14,642
Income tax expense	(3,245)	(1,682)	(7,616)	(4,890)
Minority interest in earnings of subsidiary	(368)	--	(819)	--

Net income	$5,978	$3,443	$14,234	$9,752

Net income per share:
Basic	$0.46	$0.31	$1.09	$0.89
Diluted	$0.44	$0.29	$1.04	$0.83

Weighted average number of common shares outstanding used in computing per share amounts:
Basic	13,125,671	11,003,346	13,101,766	10,962,009
Diluted	13,705,477	11,774,116	13,702,800	11,765,287

Sterling Construction Company, Inc. News Release
November 10, 2008

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)
 (Unaudited)
	September 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$62,094	$80,649
Short-term investments	17,383	54
Contracts receivable, including retainage	67,241	54,394
Costs and estimated earnings in excess of billings on uncompleted contracts	7,991	3,747
Inventories	1,099	1,239
Deferred tax asset, net	1,006	1,088
Prepaid federal income tax	1,075	--
Deposits and other current assets	1,278	1,779
Total current assets	159,167	142,950
Property and equipment, net	78,582	72,389
Goodwill	57,232	57,232
Other assets, net	1,732	1,944
Total assets	$296,713	$274,515
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$30,488	$27,190
Billings in excess of costs and estimated earnings on uncompleted contracts	25,120	25,349
Current maturities of long term obligations	74	98
Income taxes payable	--	1,102
Other accrued expenses	9,924	7,148
Total current liabilities	65,606	60,887
Long-term liabilities:
Long-term debt, net of current maturities	60,501	65,556
Deferred tax liability, net	9,288	3,098
Minority interest in subsidiary	7,557	6,362
Total long-term liabilities	77,346	75,016
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.01 per share; authorized 1,000,000 shares, none issued	--	--
Common stock, par value $0.01 per share; authorized 19,000,000 shares, 13,142,932 and 13,006,502 shares issued and outstanding	131	130
Additional paid-in capital	148,700	147,786
Retained Earnings (deficit)	4,930	(9,304)
Total stockholders’ equity	153,761	138,612
Total liabilities and stockholders’ equity	$296,713	$274,515